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                                    EXHIBIT A

         Cover Letter to the Offer to Purchase and Letter of Transmittal

     [Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C. Letterhead]

                         IF YOU DO NOT WANT TO SELL YOUR
                  UNITS OF LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

November 29, 2010

Dear Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C. Member:

          We are writing to inform you of important dates relating to a tender offer by Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C. (the "Fund"). If you are not interested in tendering your units of limited liability company interests in the Fund (a "Unit" or "Units," as the context requires) at this time, please disregard this notice and take no action.

          The tender offer period will begin on November 29, 2010 and will end at 12:00 midnight, Eastern time, on December 27, 2010. The purpose of the tender offer is to provide liquidity to members that hold Units. Units may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

          Should you wish to tender all or a portion of your Units for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than December 27, 2010. If you do not wish to tender your Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY OF YOUR UNITS AT THIS TIME.

          All tenders of Units must be received by UMB Fund Services, Inc. either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by December 27, 2010.

          If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call UMB Fund Services, Inc. at (877) 491-4991.

Sincerely,

Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C.